EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Holdings, Inc. Announces 2013 Second-Quarter
Financial and Operating Results

TULSA, OK - August 8, 2013 - Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or “the Company”) today announced second-quarter results, reporting net income attributable to common stockholders of $35.8 million, or $0.27 per diluted share. Adjusted net income, a non-GAAP financial measure, for the quarter was $21.1 million, or $0.16 per diluted share, excluding unrealized gains on derivative financial instruments. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $130.0 million. (Please see supplemental financial information at the end of this news release for reconciliations of non-GAAP financial measures.)
2013 Second-Quarter Highlights

•	Increased total production volume to 35,494 barrels of oil equivalent (“BOE”) per day on a two-stream basis, up 13% from the second quarter of 2012

•	Increased oil production 22% from second-quarter 2012, driving a 9% increase in cash margin per BOE

•	Increased total revenues to $177.3 million, up 27% from the second quarter of 2012

•	Increased Adjusted EBITDA to $130.0 million, up 14% versus the prior-year quarter and up 11% from the prior quarter

•
Set new Company Permian record for 30-day average initial production (“IP”) rate at 1,217 BOE/D on a two-stream basis, from a Lower Wolfcamp horizontal well in Glasscock county, an increase of nearly 5% from the previous record

•	Completed the Company's first side-by-side test of horizontal lateral spacing with early well results exceeding type curve

•	Began transition to concentrated horizontal development of the Permian-Garden City acreage with three of the four horizontal rigs drilling on multi-well pads at the end of the quarter

•	Negotiated sale of Anadarko Basin assets which closed August 1

“The second quarter of 2013 truly marked an inflection point for Laredo in nearly every aspect of our company,” said Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “We once again grew production while focusing activities in the oil and liquids-rich Permian Basin. Crude oil production grew to approximately 44% of our total production in the second quarter and is expected to increase to approximately 60% of total production in the fourth quarter due to the sale of our Anadarko Basin properties and ongoing Permian drilling activities. As a result, we expect further improvement in our cash margin per barrel of oil equivalent.”
“In our operations, average well results continue to improve and capital costs are being reduced. We have early validation of our horizontal spacing of laterals within zones and are testing the vertical stacking of laterals. Later this year we also plan to test additional horizontal targets that we have identified. Additionally, the recently completed sale of our Anadarko Basin assets has enabled us to concentrate our personnel and financial capital on accelerating the development and value of our truly exceptional acreage position in the Permian-Garden City area.”
Operational Update
During the second quarter, Laredo set another Company record for the 30-day average IP rate from a horizontal Permian well. The Lane Trust C/E 42-2HL, drilled in the Lower Wolfcamp formation in Glasscock county, averaged 1,217 BOE/D, with a 79% oil cut for the 30-day period after reaching a peak rate of 1,912 BOE/D on a two-stream basis. In total during the second quarter, the Company completed 24 vertical wells and six horizontal wells in the Permian-Garden City area that have reached peak rates and have 30 days of production history. The results for the horizontal wells are as follows:

Well Name	Lateral Length	No. of Frac Stages	Completion Date	% Oil	Average 30-Day IP	Average 30-Day IP/Stage
	(feet)				(Two-Stream BOE/D)
Upper Wolfcamp
SRH-A-P-2HU	7,203	27	Apr-13	62%	615	23
Sugg-C-27-3HU	7,740	28	Apr-13	73%	942	34
Sugg A 143 3 HU	6,660	26	Jun-13	73%	888	34
Sugg A 143 4HU	7,033	26	Jun-13	75%	1,090	42
Lower Wolfcamp
SRH-B-11-1HL	7,107	28	Apr-13	80%	546	19
Lane Trust C/E 42-2HL	7,571	29	Jun-13	79%	1,217	42

Included in the results above are wells from the initial side-by-side horizontal test of 660-foot spacing between the laterals. Drilled in the Upper Wolfcamp, the Sugg A 143 3HU and Sugg A 143 4HU wells drilled in Reagan county, show strong results and continue to perform above the Company's type curve for the Upper Wolfcamp. A seventh horizontal well, the Mercer B 6-2HM in Sterling County, was completed during the second quarter in the Middle Wolfcamp. This well does not yet have 30 days of production history but is currently performing below the type curve for the Middle Wolfcamp.
Also in the second quarter, the Company began drilling its first multi-well pad of stacked lateral wellbores into different zones. This initial three-well test of the Upper, Middle and Lower Wolfcamp zones is expected to begin production by the end of the third quarter of 2013. Three of the Company's four horizontal rigs are currently drilling stacked laterals on multi-well pads.
The Company plans to add a fifth and sixth horizontal rig during the third and fourth quarters of 2013, respectively, to accelerate development in Reagan and Glasscock counties. During the second half of 2013, Laredo expects to concentrate approximately 85% of horizontal drilling and completion activities, primarily on multi-well pads, focusing on the three targeted zones in the Wolfcamp formation. The remaining 15% of horizontal activities are expected to test extensional acreage for the initial four targeted zones (Upper, Middle and Lower Wolfcamp and Cline shales) along with testing additional zones such as the Spraberry and Atoka. In addition to the horizontal drilling program, the Company expects to continue to utilize five vertical rigs for the remainder of 2013 and concentrate drilling activities primarily on its Garden City acreage.
As the Company continues to expand its concentrated horizontal development of the Permian-Garden City area, it expects to further enhance capital efficiencies. Through the first half of 2013, the Company has reduced horizontal well costs per zone in the range of approximately 5% to 8%. The Company believes that implementation of best practices for development, coupled with anticipated synergies associated with multi-well pad development, should result in meaningful capital savings per well. As a result, Laredo believes that additional capital cost reductions of approximately 10% to 15% per horizontal development well can be achieved by year-end 2014.
2013 Capital Program
During the second quarter of 2013, Laredo invested approximately $177.6 million in total capital expenditures, with approximately $165.4 million dedicated to development activities. The Company expects total capital expenditures of approximately $725 million in 2013 as previously announced, on a divestment-adjusted basis.

Liquidity
At June 30, 2013, the Company had $395 million drawn on its senior secured credit facility, which had a borrowing base of $1.0 billion. Immediately following the closing of the sale of the Company's Anadarko Basin assets on August 1, 2013, the borrowing base on the senior secured credit facility was reduced to $825 million. The Company used the net proceeds from the sale to pay off the outstanding balance on its senior secured credit facility and for other working capital purposes. As of August 7, 2013, the senior secured credit facility was undrawn and the Company had total liquidity of approximately $880 million.
Guidance
The table provided below reflects the Company's guidance for the third and fourth quarters of 2013 and reflects the expected impact of the sale of the Anadarko Basin assets completed on August 1, 2013.

2013
	Third quarter	Fourth quarter
Production (MMBOE)
Permian	2.2 - 2.4	2.5 - 2.7
Other	.3 - .3	-
Total	2.5 -2.7	2.5 - 2.7
Crude oil % of production	~52%	~60%
Price Realizations (pre-hedge, two-stream basis, % of NYMEX):
Crude oil	90% - 95%	90% - 95%
Natural gas, including natural gas liquids	130% - 140%	135% - 145%
Operating Costs & Expenses:
Lease operating expenses ($/BOE)	$7.75 - $8.25	$8.25 - $8.75
Production taxes and ad valorem taxes (% of oil and gas revenue)	7.25%	7.25%
General and administrative expenses ($/BOE)	$7.50 - $8.00	$7.25 - $7.75
Depreciation, depletion and amortization ($/BOE)	$22.00 - $22.50	$22.00 - $22.50
Conference Call Details
Laredo has scheduled a conference call today at 9:00 a.m. CT (10:00 a.m. ET) to discuss its second-quarter 2013 financial and operating results and management's outlook for the future. Participants may listen to the call via the Company's website at www.laredopetro.com, under the tab for “Investor Relations”. The conference call may also be accessed by dialing 1-866-515-2911, using the conference code 23156029. International participants may access the call by dialing 1-617-399-5125, also using conference code 23156029. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. A telephonic replay will be available approximately two hours after the call on August 8, 2013 through Thursday, August 15, 2013. Participants may access this replay by dialing 1-888-286-8010, using conference code 38111183.

About Laredo
Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and those set forth from time to time in other filings with the SEC. These documents are available through Laredo's website at www.laredopetro.com under the tab “Investor Relations” or through the SEC's Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC's definitions for such terms. Factors affecting ultimate recovery include the scope of the Company's ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company's core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Laredo Petroleum Holdings, Inc.
Condensed consolidated statements of operations

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues:
Oil and natural gas sales	$177,048	$139,609	$340,673	$288,560
Natural gas transportation and treating	248	106	328	167
Total revenues	177,296	139,715	341,001	288,727
Costs and expenses:
Lease operating expenses	22,185	15,660	44,627	30,644
Production and ad valorem taxes	9,722	7,318	21,167	16,237
General and administrative	16,032	11,822	32,449	27,106
Stock-based compensation	4,463	2,588	7,680	4,835
Depreciation, depletion and amortization	66,234	60,063	130,737	110,972
Other	1,246	575	2,422	2,099
Total costs and expenses	119,882	98,026	239,082	191,893
Operating income	57,414	41,689	101,919	96,834
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	23,975	28,543	7,121	29,137
Interest rate derivatives, net	(9)	—	(15)	(323)
Loss from equity method investee	(49)	—	(113)	—
Interest expense	(25,943)	(21,674)	(51,292)	(36,358)
Interest and other income	12	15	27	31
Loss on disposal of assets	(59)	(8)	(59)	(8)
Non-operating income (expense), net	(2,073)	6,876	(44,331)	(7,521)
Income from continuing operations before income taxes	55,341	48,565	57,588	89,313
Income tax expense:
Deferred income tax expense	(20,047)	(17,484)	(21,157)	(32,153)
Income from continuing operations	35,294	31,081	36,431	57,160
Income (loss) from discontinued operations, net of tax	518	(106)	790	50
Net income	$35,812	$30,975	$37,221	$57,210

Income from continuing operations per common share:
Basic	$0.28	$0.24	$0.29	$0.45
Diluted	$0.27	$0.24	$0.28	$0.45
Income (loss) from discontinued operations, net of tax, per common share:
Basic	$—	$—	$0.01	$—
Diluted	$—	$—	$0.01	$—
Weighted average common shares outstanding:
Basic	127,362	126,921	127,281	126,862
Diluted	129,384	128,222	129,119	128,101

Laredo Petroleum Holdings, Inc.
Condensed consolidated balance sheets

(in thousands)	June 30, 2013	December 31, 2012
	(unaudited)
Assets:
Current assets	$199,875	$137,437
Net property and equipment	2,342,844	2,113,891
Other noncurrent assets	74,894	86,976
Total assets	$2,617,613	$2,338,304

Liabilities and stockholders' equity:
Current liabilities	$264,916	$262,068
Long-term debt	1,446,651	1,216,760
Other noncurrent liabilities	30,341	27,753
Stockholders' equity	875,705	831,723
Total liabilities and stockholders' equity	$2,617,613	$2,338,304

Laredo Petroleum Holdings, Inc.
Condensed consolidated statements of cash flows

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$35,812	$30,975	$37,221	$57,210
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	20,338	17,424	21,601	32,181
Depreciation, depletion and amortization	66,234	60,697	131,364	112,220
Non-cash stock-based compensation	4,463	2,588	7,680	4,835
Accretion of asset retirement obligations	410	292	804	556
Unrealized gain on derivative financial instruments, net	(22,985)	(20,263)	(2,449)	(16,929)
Premiums paid for derivative financial instruments	(2,827)	(1,595)	(5,249)	(2,927)
Amortization of premiums paid for derivative financial instruments	131	169	282	319
Amortization of deferred loan costs	1,333	1,208	2,627	2,268
Other	58	(36)	74	(81)
Cash flow from operations before changes in working capital	102,967	91,459	193,955	189,652
Changes in working capital	9,946	16,217	(18,242)	9,021
Changes in other noncurrent liabilities and fair value of performance unit awards	2,317	712	2,577	1,117
Net cash provided by operating activities	115,230	108,388	178,290	199,790
Cash flows from investing activities:
Investment in equity method investee	(2,349)	—	(3,287)	—
Capital expenditures:
Oil and natural gas properties	(188,088)	(226,566)	(375,901)	(473,846)
Pipeline and gas gathering assets	(4,256)	(3,172)	(8,302)	(7,031)
Other fixed assets	(2,215)	(3,935)	(8,803)	(4,988)
Proceeds from other fixed asset disposals	—	34	—	34
Net cash used in investing activities	(196,908)	(233,639)	(396,293)	(485,831)
Cash flows from financing activities:
Borrowings on senior secured credit facility	95,000	50,000	230,000	195,000
Payments on senior secured credit facility	—	(280,000)	—	(280,000)
Issuance of 2022 Notes	—	500,000	—	500,000
Purchase of treasury stock	(44)	—	(919)	—
Payments for loan costs	(714)	(10,476)	(714)	(10,476)
Net cash provided by financing activities	94,242	259,524	228,367	404,524
Net increase in cash and cash equivalents	12,564	134,273	10,364	118,483
Cash and cash equivalents, beginning of period	31,024	12,212	33,224	28,002
Cash and cash equivalents, end of period	$43,588	$146,485	$43,588	$146,485

Laredo Petroleum Holdings, Inc.
Selected operating data
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Production data:
Oil (MBbl)	1,423	1,164	2,845	2,231
Natural gas (MMcf)	10,841	10,152	21,060	19,034
Oil equivalents(1)(2) (MBOE)	3,230	2,856	6,355	5,404
Average daily production(2) (BOE/d)	35,494	31,385	35,110	29,690
% Oil and condensate	44%	41%	45%	41%

Average sales prices:
Oil, realized(3) ($/Bbl)	$89.14	$85.45	$85.64	$91.23
Natural gas, realized(3) ($/Mcf)	4.63	3.95	4.61	4.47
Average price, realized(3) ($/BOE)	54.81	48.88	53.62	53.40
Oil, hedged(4) ($/Bbl)	89.80	85.45	86.42	90.20
Natural gas, hedged(4) ($/Mcf)	4.64	4.85	4.73	5.31
Average price, hedged(4) ($/BOE)	55.14	52.07	54.36	55.95

Average costs per BOE:
Lease operating expenses	$6.87	$5.48	$7.02	$5.67
Production and ad valorem taxes	3.01	2.56	3.33	3.00
General and administrative(5)	6.35	5.05	6.31	5.91
Depreciation, depletion, and amortization	20.51	21.03	20.57	20.54
Total	$36.74	$34.12	$37.23	$35.12
_______________________________________________________________________________

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

(3)
Realized crude oil and natural gas prices are the actual prices realized at the wellhead after all adjustments for NGL content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead.

(4)
Hedged prices reflect the after effect of our commodity hedging transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

(5)
General and administrative includes non-cash stock-based compensation of $4.5 million and $2.6 million for the three months ended June 30, 2013 and 2012, respectively, and $7.7 million and $4.8 million for the six months ended June 30, 2013 and 2012, respectively. Excluding stock-based compensation from the above metric results in general and administrative cost per BOE of $4.96 and $4.14 for the three months ended June 30, 2013 and 2012, respectively, and $5.11 and $5.02 for the six months ended June 30, 2013 and 2012, respectively.

Laredo Petroleum Holdings, Inc.
Costs incurred

Costs incurred in the acquisition and development of oil and natural gas assets are presented below:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Property acquisition costs:
Proved	$—	$—	$—	$—
Unproved	—	—	—	—
Exploration	12,167	22,219	20,928	51,686
Development costs(1)	165,416	232,508	322,732	427,599
Total costs incurred	$177,583	$254,727	$343,660	$479,285
_______________________________________________________________________________

(1)
The costs incurred for oil and natural gas development activities include $0.7 million and $1.4 million in asset retirement obligations for the three months ended June 30, 2013 and 2012, respectively, and $1.3 million and $2.3 million for the six months ended June 30, 2013 and 2012, respectively.

Laredo Petroleum Holdings, Inc.
Supplemental reconciliation of GAAP to non-GAAP financial measure
(Unaudited)
Non-GAAP financial measures and reconciliations
Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depreciation, depletion and amortization, impairment of long-lived assets, write-off of deferred loan costs, gains or losses on sale of assets, unrealized gains or losses on derivative financial instruments, realized losses on interest rate derivatives, realized gains or losses on canceled derivative financial instruments, non-cash stock-based compensation and income tax expense or benefit. Adjusted EBITDA provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies, and the methods of calculating Adjusted EBITDA and our measurements of Adjusted EBITDA for financial reporting and compliance under our debt agreements differ.
The following presents a reconciliation of net income to Adjusted EBITDA:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2013	2012	2013	2012
Net income	$35,812	$30,975	$37,221	$57,210
Plus:
Interest expense	25,943	21,674	51,292	36,358
Depreciation, depletion and amortization	66,234	60,697	131,364	112,220
Loss on disposal of assets	59	8	59	8
Unrealized gain on derivative financial instruments, net	(22,985)	(20,263)	(2,449)	(16,929)
Realized losses on interest rate derivatives	105	835	206	1,938
Non-cash stock-based compensation	4,463	2,588	7,680	4,835
Income tax expense	20,338	17,424	21,601	32,181
Adjusted EBITDA	$129,969	$113,938	$246,974	$227,821

Adjusted net income
Adjusted net income is a performance measure used by our management to evaluate performance, prior to unrealized (gains) losses on derivatives, impairment of long-lived assets and losses on disposal of assets.
The following presents a reconciliation of net income to adjusted net income:

	Three months ended June 30,		Six months ended June 30,
(in thousands, except for per share data)	2013	2012	2013	2012
Net income	$35,812	$30,975	$37,221	$57,210
Plus:
Unrealized gains on derivative financial instruments	(22,985)	(20,263)	(2,449)	(16,929)
Loss on disposal of assets	59	8	59	8
	12,886	10,720	34,831	40,289
Income tax adjustment(1)	8,253	7,292	860	6,092
Adjusted net income	$21,139	$18,012	$35,691	$46,381

Adjusted net income per common share:
Basic	$0.17	$0.14	$0.28	$0.37
Diluted	$0.16	$0.14	$0.28	$0.36
Weighted average common shares outstanding:
Basic	127,362	126,921	127,281	126,862
Diluted	129,384	128,222	129,119	128,101
_______________________________________________________________________________

(1)
The income tax adjustment for the three and six months ended June 30, 2013 and 2012 is calculated by applying the estimated annual effective tax rate of 36% without regards to discrete items. The impact of significant discrete items is separately recognized in the quarter in which they occur. During the three and six months ended June 30, 2013, certain shares related to restricted stock awards vested at times when our stock price was lower than the fair value of those shares at the time of grant. This discrete item impacted our interim actual effective tax rate, but it is not expected to affect our estimated annual effective rate.

# # #

Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com
Branden Kennedy: (918) 858-5015 - BKennedy@laredopetro.com

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